EXHIBIT 10.6

EMPLOYMENT AGREEMENT

This is an Employment Agreement entered into between The Pulse Network, Inc., a Nevada corporation (“Employer”), and The Pulse Network, Inc., a Massachusetts corporation, and wholly owned subsidiary of Employer (“Subsidiary”) and John Saber (“Executive”), the terms and conditions of which are as follows:

1. Term of Employment; Cancellation.

(a) Subject to the terms and conditions set forth in this Employment Agreement, Employer agrees to employ Executive and Executive agrees to be employed by Employer (for all purposes of compensation, benefits and/or employee rights, Subsidiary may perform the obligations of Employer under this agreement, with Executive’s consent) for an initial term of five years, starting on April 1, 2013 and ending on the fifth anniversary of such date; provided, however, that (i) this initial five-year term automatically shall extend for one additional year on such second anniversary date and on each subsequent anniversary of such date unless Employer or Executive notifies the other pursuant to Section 6(a) that no such extension will be effected at least two months before such anniversary date and (ii) this Employment Agreement is subject to earlier termination as provided herein.  The date described in this Section 1 on which Executive starts his employment with Employer shall be referred to in this Employment Agreement as the “Starting Date”.  The employment term described in this Section 1 shall be referred to in this Employment Agreement as the “Term”.  If either party provides proper notice that this Employment Agreement will not be renewed, then it shall expire at the end of the Term.

(b) Executive acknowledges that Employer and Subsidiary are entering into this Employment Agreement in connection with Employer’ acquisition (the “Acquisition”) of all of the issued and outstanding shares of common stock of Subsidiary (the “Acquired Assets”).  Employer’s and Subsidiary’s agreement under this Employment Agreement is conditioned upon the closing of the Acquisition, and neither Employer nor Subsidiary will have any liability to Executive under this Employment Agreement if the Acquisition does not close.  This Employment Agreement may be terminated by Employer without prior notice and with no obligation of Employer or Subsidiary under Section 4 to pay contractual severance benefits to Executive, if at any time the transfer of assets to Employer pursuant to the Acquisition is enjoined or rescinded or Employer’ ability to enjoy possession and use of such assets is enjoined or limited through any cause of action arising from earlier ownership of such assets or its assignment of such assets to Employer as described above.

2. Position, and Duties and Responsibilities.

(a) Position.  Executive shall be Chief Information Officer of Employer.

(b) Duties and Responsibilities.  Executive’s duties and responsibilities shall be those normally associated with Executive’s position as chief executive officer of Subsidiary, plus any additional duties and responsibilities that Employer’s Board of Directors, from time to time may assign orally or in writing to Executive.  Executive shall undertake to perform all his duties and responsibilities hereunder in good faith and on a full-time basis and shall at all times act in the course of Executive’s employment under this Employment Agreement in the best interest of Employer and Subsidiary.

3. Compensation and Benefits.

(a) Base Salary.  Executive’s initial base salary shall be calculated at the rate of $225,000.00 per year.  The base salary shall be payable in accordance with Employer’s standard payroll practices and policies for employees and shall be subject to such withholdings as required by law or as otherwise permissible under such practices or policies.  Executive’s base salary shall increase by 7% on April 1 of each year, based on the salary due to Executive in the year prior to each such increase.

(b) Bonus and Other Incentive Compensation.  Employer shall pay Executive bonus of cash compensation equal to 1.5% of all monthly net revenues of Employer and Subsidiary, payable not later than 15 days after the end of each month.  Executive during the Term shall be eligible (but not guaranteed) to receive another or other bonuses pursuant to such unique or general plans or programs as Employer shall make available to Executive.  Executive shall also be eligible (but not guaranteed) to receive other benefits, including stock options, that Employer may from time to time determine to offer to its executive officers.  Employer and Executive may agree upon goals and objectives to be required for Executive to meet to be eligible for payment of a bonus.  Bonuses are not payable for any time period during which an event, occurrence or breach of this Employment Agreement takes place that, with any required notice, lapse of time or compliance with procedures under Section 4, constitutes Cause for termination under Section 4.  Executive shall not be entitled to any bonus payable following the expiration of this Employment Agreement or the termination thereof in accordance with Section 4.

(c) Employee Benefit Plans.  Executive shall be eligible to participate in the employee benefit plans, programs and policies maintained by or for Employer or Subsidiary for similarly situated employees in accordance with the terms and conditions to participate in such plans, programs and policies as in effect from time to time.  The introduction and administration of benefit plans, programs and policies are within Employer’s sole discretion and the introduction, deletion or amendment of any benefit plan, program or policy will not constitute a breach of this Employment Agreement.

(d) Vacation.  Executive shall be eligible for vacation as provided to similarly situated employees under policies set forth in Employer’s or Subsidiary’s Employee Handbook, if there is one, or other policies in place, which vacation time shall be taken at such time or times in each year so as not to materially and adversely interfere with the business of Employer or Subsidiary.  Unused vacation may not be carried over from any one-year period to any other period except as may be required by law.  In any case, Executive shall be eligible for a minimum of four weeks of vacation.

(e) Other Benefits.  Employer shall pay for costs related to Executive’s reasonable monthly cell phone and other mobile Internet costs, home office Internet costs, car and commuting costs and club membership costs, payable not later than 10 days after the end of each month.  Employer shall not be liable to pay more than $1,100 per month for car and commuting costs.  Employer shall pay for Long Term Disability Insurance and Life Insurance for Executive as determined by the board.

4. Termination of Employment.

(a) Termination By Employer Other Than For Cause Or Disability Or By Executive For Good Reason.

(1) Employer shall have the right to terminate Executive’s employment under this Agreement at any time, and Executive shall have the right to resign at any time.  However, a notice under Section 1 that no extension of Executive’s Term will be effected shall not constitute at the time of such notice a termination of Executive’s employment by Employer or a resignation by Executive.  If either Employer or Executive elects to give such notice, Employer’s only obligation to Executive under this Employment Agreement after the expiration of the Term shall be to pay Executive’s earned but unpaid salary then in effect under Section 3(a), if any, until the date the Term expired.

(2) If Employer terminates Executive’s employment other than for Cause or Disability or Executive resigns for Good Reason, Employer shall (in lieu of notice of termination and in lieu of any other severance benefits under any of Employer’s employee benefit plans, programs or policies) pay Executive an amount equal to Executive’s annual base salary as in effect under Section 3(a) either immediately before Executive’s termination of employment or on the first day of the Term, whichever is greater.  Employer may, at its sole discretion, elect to pay Executive the amount owing under this Section 4(a)(2) in a lump sum or by way of salary continuation.  Executive waives his rights, if any, to have such payment(s) taken into account in computing any other benefits payable to, or on behalf of, Executive by Employer.

(b) Termination By Employer For Cause or By Executive Other Than For Good Reason.

(1) Employer shall have the right to terminate Executive’s employment at any time for Cause, and Executive shall have the right to resign at any time other than for Good Reason.

(2) If Employer terminates Executive’s employment for Cause or Executive resigns other than for Good Reason, Employer’s only obligation to Executive under this Employment Agreement shall be to pay Executive’s earned but unpaid base salary then in effect under Section 3(a), if any, up to the date Executive’s employment terminates, and Executive’s right to exercise any outstanding stock options shall terminate thirty days after the day this Employment Agreement terminates under this Section 4.

(c) Cause.  The term “Cause” as used in this Employment Agreement includes but is not limited to the following:

(1) Executive has engaged in conduct which constitutes gross negligence, gross misconduct or gross neglect in the performance of Executive’s duties and responsibilities under this Employment Agreement, including conduct resulting or intending to result directly or indirectly in gain or personal enrichment for Executive (“Cause” as defined here may be determined by the Shareholder in its reasonable judgment);

(2) Executive has been convicted of a felony for fraud, embezzlement or theft; or

(3) Executive has engaged in a breach of any provision of this Employment Agreement, which Executive has failed to cure within thirty days after Executive has been provided notice of such breach.

(d) Good Reason.  The term “Good Reason” means

(1) Any material reduction in Executive’s base salary;

(2) A relocation of Executive’s primary work site more than fifty miles from 437 Turnpike Street, Canton, Massachusetts, absent Executive’s consent; or

(3) Any material breach of any of the terms of this Employment Agreement by Employer; provided, however,

(4) No Good Reason shall exist unless (i) Executive gives Employer a detailed, written statement of the basis for Executive’s belief that Good Reason exists and gives Employer a fifteen day period after the delivery of such statement to cure the basis for such belief and (ii) Executive actually submits Executive’s resignation to Employer’s President or the Shareholder during the sixty day period which begins immediately after the end of such fifteen day period if Executive reasonably and in good faith determines that Good Reason continues to exist after the end of such fifteen day period.

(e) Termination for Disability or Death.

(1) Employer shall have the right to terminate Executive’s employment on or after the date Executive has a Disability, and Executive’s employment shall terminate at Executive’s death.

(2) If Executive’s employment terminates under this Section 4(e), Employer’s only obligation under this Employment Agreement shall be to pay Executive or, if Executive dies, Executive’s estate any earned but unpaid base salary then in effect under Section 3(a) through the date Executive’s employment terminates.

The term “Disability” as used in this Employment Agreement means the suffering by Executive for at least a 180 consecutive day period of a physical or mental condition resulting from bodily injury, disease, or mental disorder which renders Executive incapable of continuing even with reasonable accommodation to perform the essential functions of Executive’s job.  Employer or the Shareholder shall determine whether Executive has a Disability.  If Executive disputes such determination, the issue shall be submitted to a panel consisting of three physicians who specialize in the physical or mental condition from which Executive is believed to suffer, one appointed and paid by Employer, one appointed and paid by Executive and the third appointed by these two physicians and paid one-half by Employer and one-half by Executive.  The determination as to whether Executive has a Disability shall be made by such panel and shall be binding on Employer and on Executive.  Executive acknowledges that, given the nature of Employer’s and Employer’ business and the critical importance of his position to the operations of Employer and Subsidiary, it would constitute an unreasonable accommodation on the part of Employer to operate without the services of Executive for in excess of 180 consecutive days.  Furthermore, Executive acknowledges that it would be impractical for Employer to hire a replacement for Executive, unless the replacement is hired on a permanent basis.

(f) Benefits at Termination of Employment.  Executive shall not be entitled, by reason of his employment with Employer or by reason of any termination of such employment, however arising, to any remuneration, compensation or benefits other than those expressly provided for in this Section 4.  However, any termination of Executive arising out of Executive’s death, or Disability does not affect Executive’s right to collect disability or life insurance benefits that Executive may remain entitled to receive at that time in accordance with the terms of the applicable benefit plan, program or policy.

5. Covenants by Executive.

(a) Employer and Subsidiary Property.

(1) Executive upon the termination of Executive’s employment for any reason or, if earlier, upon Employer’s or Employer’ request shall promptly return all “Property” which had been entrusted or made available to Executive by Employer or Subsidiary.

(2) The term “Property” means all records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software and other property of any kind or description prepared, used or possessed by Executive during Executive’s employment by Employer (and any duplicates of any such property) together with any and all information, ideas, concepts, discoveries, and inventions and the like conceived, made, developed or acquired at any time by Executive individually or, with others during Executive’s employment which relate to Employer’s or Employer’ business, products or services.

(b) Trade Secrets.

(1) Executive agrees that Executive will hold in a fiduciary capacity for the benefit of Employer and Subsidiary, as their respective interests may appear, and will not directly or indirectly use or disclose, any “Trade Secret” that Executive may have acquired during the term of Executive’s employment by Employer for so long as such information remains a Trade Secret.

(2) The term “Trade Secret” means information, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that (a) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (b) is the subject of reasonable efforts by Employer or Subsidiary, as the case may be, to maintain its secrecy.

(3) This Section 5(b) and Section 5(c) are intended to provide rights to Employer and Subsidiary that are in addition to, not in lieu of, those rights Employer and Subsidiary have under the common law or applicable statutes for the protection of trade secrets.

(c) Confidential Information.

(1) Executive while employed under this Employment Agreement and thereafter during the “Restricted Period” shall hold in a fiduciary capacity for the benefit of Employer and Subsidiary, and shall not directly or indirectly use or disclose, any “Confidential Information” that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive is authorized to have access to such information) during the term of, and in the course of, or as a result of Executive’s employment by Employer.

(2) The term “Confidential Information” means any secret, confidential or proprietary information of Employer or Subsidiary relating to its respective businesses, including, without limitation, trade secrets, customer lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, product development techniques or flaws, computer software programs (including object code and source code), data and documentation data, base technologies, systems, structures and architectures, inventions and ideas, past, current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, business acquisition plans and new personnel acquisition plans (not otherwise included in the definition of a Trade Secret under this Employment Agreement) that has not become generally available to the public by the act of one who has the right to disclose such information without violating any right of Employer or Subsidiary.  Confidential Information may include as well, but it is not limited to, future business plans, licensing strategies, advertising campaigns, information regarding customers, employees and independent contractors and the terms and conditions of this Employment Agreement.

(d) Restricted Period.  The term “Restricted Period” as used in the Employment Agreement shall mean the period that starts on the date of this Employment Agreement and extends until the later of one year from the date of this Employment Agreement and one year after Executive’s employment with Employer terminates without regard to whether such termination comes before, at or after the end of the Term.

(e) Nonsolicitation of Customers or Employees.

(1) Executive (i) while employed under this Employment Agreement shall not, on Executive’s own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise (other than Employer or Subsidiary), solicit Competing Business of customers of Employer or of Subsidiary and (ii) during the Restricted Period shall not, on Executive’s own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, solicit Competing Business of customers of Employer or of Subsidiary with whom Executive within the twenty-four month period immediately preceding the beginning of the Restricted Period had or made contact in the course of Executive’s employment by Employer.

(2) Executive (i) while employed under this Employment Agreement shall not, either directly or indirectly, call on, solicit or attempt to induce any other officer, employee or independent contractor of Employer or Subsidiary to terminate his or her employment with Employer or Subsidiary and shall not assist any other person or entity in such a solicitation (regardless of whether any such officer, employee or independent contractor would commit a breach of contract by terminated his or her employment), and (ii) during the Restricted Period, shall not, either directly or indirectly, call on, solicit or attempt to induce any other officer, employee or independent contractor of Employer or of Subsidiary with whom Executive had contact, knowledge of, or association in the course of Executive’s employment with Employer as the case may be, during the twelve month period immediately preceding the beginning of the Restricted Period, to terminate his or her employment with Employer or Subsidiary and shall not assist any other person or entity in such a solicitation (regardless of whether any such officer, employee or independent contractor would commit a breach of contract by terminating his or her employment).

(3) The term “Competing Business” as used in this Employment Agreement means the creation or development, marketing, selling, licensing or servicing of any product or service in a way which competes with Employer or Subsidiary.

(f) Noncompetition Obligation.  Executive while employed under this Employment Agreement and thereafter during the Restricted Period shall not conduct or participate in Competing Business or organize or form any other business that will conduct Competing Business and shall not engage in the management of, or provide consulting concerning the management of, Competing Business on behalf of any business other than Employer or Subsidiary.

(g) Reasonable and Continuing Obligations.  Executive agrees that Executive’s obligations under this Section 5 are obligations that will continue beyond the date Executive’s employment terminates and that such obligations are reasonable and necessary to protect Employer’s and Employer’ legitimate business interests.  Employer and Subsidiary in addition shall have the right to take such other action as each deems necessary or appropriate to compel compliance with the provisions of this Section 5.

(h) Remedy for Breach.  Executive agrees that the remedies at law of Employer or Subsidiary for any actual or threatened breach by Executive of the covenants in this Section 5 would be inadequate and that Employer and Subsidiary shall be entitled to specific performance of the covenants in this Section 5, including entry of an ex parte, temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this Section 5, or both, or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses which Employer or Subsidiary may be legally entitled to recover.  Executive acknowledges and agrees that the covenants in this Section 5 shall be construed as agreements independent of any other provision of this or any other agreement between Employer or Subsidiary and Executive, and that the existence of any claim or cause of action by Executive against Employer or Subsidiary, whether predicated upon this Employment Agreement or any other agreement, shall not constitute a defense to the enforcement by Employer or Subsidiary of such covenants.

(i) Survival. Executive’s obligations under this Section 5 shall survive the expiration or termination of this Employment Agreement, regardless of the grounds for any such termination.

6. Miscellaneous.

(a) Notices.  Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, or by e-mail with proof of receipt.  Notices to Employer and Subsidiary shall be sent to The Pulse Network, Inc., 437 Turnpike Street, Canton, Massachusetts 02021, Attention:  Corporate Secretary.  Notices and communications to Executive shall be sent to the address Executive most recently provided to Employer for this purpose.  Proof of actual receipt of notice shall evidence proper notice regardless of means of delivery.  The Pulse Network, Inc., and any of its subsidiaries, shall have the right to act as agent for Employer for the giving of any notice required or permitted under this Employment Agreement.

(b) No Waiver.  Except for the notice described in Section 6(a), no failure by either Employer, Employer or Executive at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this Employment Agreement shall be deemed a waiver of any provisions or conditions of this Employment Agreement.

(c) Governing Law.  This Employment Agreement shall be governed by the laws of the Massachusetts, without reference to the choice of law principles thereof.

(d) Assignment.  This Employment Agreement shall be binding upon and inure to the benefit of Employer and Subsidiary and any successor to all or substantially all of the business or assets of Employer or Subsidiary and any permitted assigns.  Employer may assign its interests in this Employment Agreement to a successor to its business or to Employer or any subsidiary or affiliate of or successor to Employer, and no such assignment shall be treated as a termination of Executive’s employment under this Employment Agreement.  Executive’s rights and obligations under this Employment Agreement are personal and shall not be assigned or transferred.

(e) Other Agreements.  This Employment Agreement replaces and merges any and all previous agreements and understandings regarding all the terms and conditions of Executive’s employment relationship with Employer, and this Employment Agreement constitutes the entire agreement between Employer and Executive with respect to such terms and conditions.  This Employment Agreement constitutes the entire agreement between Employer and Executive with respect to the subject matter covered hereby.

(f) Amendment.  No amendment to this Employment Agreement shall be effective unless it is in writing and signed by Employer and/or Employer, as their respective interests are thereby affected, and by Executive.

(g) Invalidity.  If any part of this Employment Agreement is held by a court of competent jurisdiction to be invalid or otherwise unenforceable, the remaining part shall be unaffected and shall continue in full force and effect, and the invalid or otherwise unenforceable part shall be deemed not to be part of this Employment Agreement.

IN WITNESS WHEREOF, Employer, Employer and Executive have executed this Employment Agreement in multiple originals to be effective on the first date of the Term.

Employer:

THE PULSE NETWORK, INC.,
a Nevada corporation

By: /s/ Mohamed Ayad	Date: March 29, 2013
Name: Mohamed Ayad
Title: President

Subsidiary:

THE PULSE NETWORK, INC.,
a Massachusetts corporation

By: /s/ Stephen Saber	Date: March 29, 2013
Name: Stephen Saber
Title: Chief Executive Officer

EXECUTIVE

/s/ John Saber	Date: March 29, 2013
John Saber